Exhibit 99.1

SYNALLOY CORPORATION
CONFERENCE CALL
FEBRUARY 29, 2016

OPERATOR: Good day, ladies and gentlemen, and welcome to the Synalloy Fourth Quarter Earnings Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session, and instructions will follow at that time. [Operator Instructions]. As a reminder, this conference call is being recorded. I would now like to introduce your host for today’s conference, Mr. Craig Bram, President and CEO. Sir, you may begin.

MR. BRAM: Good morning, everyone. Welcome to Synalloy Corporation’s fourth quarter 2015 conference call. With me today is Dennis Loughran, our CFO. For today’s agenda, Dennis will first provide a review of the fourth quarter and full-year financials, then I will offer some general comments about 2015 and our forecast for 2016. Following my comments, we’ll open the call to questions. Dennis.

MR. LOUGHRAN: Good morning, everyone. In comparing this year’s financial performance to last year, last year’s results will be for continuing operations only. As usual, the financial results will be presented using three different methods; first, GAAP-based EPS; second, adjusted net income, a non-GAAP measure as defined in the earnings release; and third, adjusted EBITDA, a non-GAAP measure also defined in the earnings release.

Fourth quarter GAAP-based losses were $17.7 million, or $2.04 per share, as compared with earnings of $1.4 million, or $0.16 per share in the fourth quarter of 2014. Fourth quarter of this year includes a pre-tax loss of $17.2 million related to goodwill impairments for Palmer of Texas and Specialty Pipe & Tube, respectively, the reasons for which I’ll describe more fully later in my comments. Other significant differences include: Q4 of last year included a pre-tax inventory loss of $228,000, as compared to an inventory loss of $2.4 million in Q4 of this year; Q4 last year included pre-tax charges relating to acquisition efforts of $305,000, as compared to charges this year of $46,000; and, this year’s Q4 includes a one-time casualty insurance gain of $923,000 related to settlement of fire loss claims at Palmer of Texas, compared to no such amounts in last year’s Q4.

Year-to-date GAAP-based losses were $10.3 million, or $1.18 per share, as compared with earnings of $12.6 million, or $1.45 per share in the 12 months of 2014. The 2015 figure includes the impact of the $17.2 million goodwill impairment described above, compared to no such charge in 2014. Inventory losses in 2015 were $8.1 million, as compared with only $107,000 in 2014. The Palmer acquisition earn-out adjustment resulted in a pre-tax gain of $3.5 million in 2014, as compared with the cumulative pre-tax gains from both Palmer and SPT earn-out adjustments of $4.9 million in 2015. Also, 2015 was impacted by pre-tax gains of $923,000 and $135,000 related to the Palmer of Texas casualty gain at excess life insurance benefits respectively, which did not have comparable gains in 2014.

Of special note in both GAAP-based comparisons, the goodwill impairment standout is requiring the special explanation provided in the earnings release. The conclusion reached by the company is based on a process that requires consideration of both management forecast and external market factors during the annual assessment of goodwill. In this case, the much reduced market value of the firm due to significant 2015 decline of stock price proved to be an overriding indicator of impairment, despite the earnings and cash flow strength of the business as indicated in the preliminary assessment results. We stand by our belief stated in the earnings release that this represents an impairment based on stock pricing dynamics that do not reflect the future value of the two impacted business units. As stated in the earnings release, both businesses were EBITDA positive in 2015 during the period we believe represents the bottom of the market for the oil and gas segments of their businesses. In addition, both businesses have maintained or gained market share as they’re ready to support our customer’s base when those markets inevitably rebound.

Fourth quarter non-GAAP adjusted net income was $176,000, or $0.02 per share, down 91% as compared with adjusted net income of $1.9 million, or $0.22 per share in the fourth quarter 2014. Year-to-date, non-GAAP adjusted net income was $7.5 million, or $0.86 per share, down 26% as compared to adjusted net income of $10.1 million, or $1.16 per share in the full-year 2014.

Fourth quarter non-GAAP adjusted EBITDA totaled $1.8 million, or $0.21 per share, a decrease of $0.61 from the prior year’s fourth quarter total of $4.8 million, or $0.55 per share. Year-to-date, non-GAAP adjusted EBITDA totaled $19.4 million, or $2.23 per share, a decrease of 12% from prior year’s total of $22 million, or $2.53 per share.

The combined adjusted EBITDA margin for the operating businesses in the fourth quarter was 9.6% and for the full-year of 2015 was 13.7%. For all of 2014, the combined adjusted EBITDA margin for the operating businesses was 12.5%. This excludes obviously parent company costs.

As mentioned in the press release, adjusted EBITDA does account for certain add-backs according to our formal definition. However, the fourth quarter and 12-month figures for 2015 were impacted by certain one-time general, administrative and operating costs that are not subject to add-back treatments, but are not expected to repeat in 2016 and beyond.

Those costs totaling $1.7 million and $2.7 million respectively for the fourth quarter and 12 months of 2015, represents certain professional services and other costs, including audit, SOX, shelf registration, anti-dumping legal fees, staffing redundancies and severance expenses, as well as environmental audit and administrative settlements. These items were at uniquely high and concentrated levels of expenditure compared to anticipated levels going forward.

Term debt at the end of the fourth quarter totaled $26.2 million, while the line of credit was $1.9 million. Total net debt at the end of Q4 was $27.7 million.

I will now turn the call back over to Craig.

MR. BRAM: Thanks, Dennis. We obviously had our share of challenges in 2015, particularly in the Metals Segment. Nickel prices were down 15% in Q4, bringing in the decline for all of 2015 to 45%. They had continued to slide in the first two months of 2016, down roughly 3%. WTI prices fell by 18% in Q4 and were down 31% for the year. They declined by another 11% so far in 2016. The impact of our Metals Segment in 2015 was substantial. We posted record level inventory losses in our pipe operation and saw our revenue per storage tanks and heavy wall carbon pipe and tube declined by over 35% year-over-year. In the Chemicals segment, lower petroleum-related raw material prices reduced our selling prices per pound and pressured revenue for the unit.

As Dennis reported, our adjusted net income for the year was down 26% and adjusted EBITDA was down 12% from the prior year. Our share price took a much larger hit than these results would seem to indicate with a year-over-year decline of 63%.

In spite of the difficulties faced in 2015, I can point to many examples of positive accomplishments throughout the year. First, across five business units, we had a total of two lost time accidents, none of which were serious in nature. Adjusted EBITDA margins for our operating businesses improved by 120 basis points year-over-year. Our balance sheet strength remains a high priority and we finished 2015 in great shape. Net debt to adjusted EBITDA was 1.43 times. We also returned $3.4 million to our shareholders through dividends and stock repurchases. We continue to reinvest in our business with capital expenditures in excess of $10 million, growth CapEx represented approximately $6 million of this total. Our new heavy wall pipe shop in Bristol was making excellent progress, and we expect contributions from this operation in the second-half of this year. In terms of execution, I’d have to say this is probably the best year of my tenure as CEO, as far as our management team’s performance at the operating unit level.

Turning our attention to 2016, our visibility on the direction of nickel and WTI prices is no better than it is ever been. We know that producers of both commodities are either losing money at current prices, or are marginally profitable. Either way, these prices are not sustainable. When they will move in a positive direction, of course, is unknown. We have seen very limited improvement in order activity in our Metals business in recent weeks, as compared with the second-half of 2015, but I do want to emphasize very limited. While our Chemical segment has a strong pipeline of Phase 4 and Phase 3 products that it started limited production or are projected to start production in the coming quarters the full impact of these new products is difficult to gauge based on how quickly they ramp to full production. I would say that the general sentiment of our customers and suppliers in the Metals Segment is fairly negative at this time, while the mood in the Chemical segment is more optimistic.

Against this backdrop, we continue to look for opportunities to tighten up on expenses and make sure the staffing levels are consistent with order activity. Our forecast for 2016 was revised as recently as this month. We’re now looking for annual revenue in the range of $165 million to $170 million, and adjusted EBITDA in the range of $16 million to $17.5 million. This forecast reflects our belief that 2016 will look more like the second-half of 2015 minus some of the one-time expenses that Dennis commented on earlier plus contributions from the new heavy wall pipe shop at Bristol. You would recall that the first-half of 2015 benefited from several large project orders at BRISMET. Unfortunately, project activity has been very light in recent quarters and we do not see any change in 2016 at this time.

We’ll now open up the call to questions.

OPERATOR: Thank you. [Operator Instructions] And our first question comes from Kevin Maczka from BB&T Capital Markets. Your line is now open.

Q:    Thanks. Good morning.

A:    Good morning.

A:    Hi, Kevin.

Q:    A couple of questions on the outlook this morning. So in terms of the Metals outlook down 7%, is that - just to be clear, is that down 7% relative to the 115 that you did in 2015, or relative to an annualized second-half run rate, because if we run that run rate forward, it would be down more like 20%?

A:    Yes, Kevin that’s based on the second-half run rate.

Q:    Okay, got it, got it. And can you just maybe expand on that that negative 7% a little bit more and the puts and takes and how you got there? I know that that business is not entirely energy, but BRISMET does sell into folks like MRC that are guiding the New Year down more like 20 to 30?

A:    Yes. We - Kevin, we started by looking at the general run rate in the second-half of 2015. We also looked at what was going on in Q4, as it relates to the order activity what we had in our backlog. And as we said in the past, a lot of that is dictated by product mix and maybe why we’re not looking for quite a hit that an MRC is that we do have a good backlog of special alloys right now. They tend to provide more profit margin for us. Also, in the second-half of the year, we are expecting a contribution from the heavy wall pipe business and that obviously carries higher margins with it as well.

Q:    On that point, Craig, can you quantify that in anyway what you’re expecting the heavy wall project to contribute this year?

A:    We’ve - I think we’re being fairly conservative on that Kevin. Let me give you kind of a general update on where we’re at. We’ve got the folks from Sweden and Bristol training our folks now in the operation of the unit, it’s up and running. We’re going to initially take some of the larger diameter pipe projects that we would have run on our smaller presses and move those up to the new press to provide some training on that machine. But we’re - from a forecast standpoint in the second-half of the year, we’re expecting that we can generate in the neighborhood of $5 million of new heavy wall revenue and the associated EBITDA with that’s in the range of $1.5 million.

Q:    Got it, got it, that’s helpful. On the chemicals side, you are optimistic about some new business opportunities there that come with better margin, but you see some decline coming in the base business. Can you talk about that a little bit more, where is the decline coming, if customers are still fairly optimistic? And can you - what can you tell us about the new opportunities?

A:    Yes, on the decline side, Kevin, we’ve had a couple of long-term customers who have seen some of their in-house utilization declined primarily because of oil and gas business that they had been running in in-house. And so what happens is, when they start losing some of that business and it freeze up equipment, then they look to their tollers to see if there’s something that they had previously outsourced, if they could bring that back in-house. So we’ve seen a little bit of that. I’d say probably in the neighborhood of - if at all holds true over the course of the full-year, it’s probably in the neighborhood of 7 million to 8 million on an annualized basis. It would - we wouldn’t feel the full impact of that for the whole year because of the timing of when that occurs. But then the new side of the house we probably have one of the better pipelines of Phase 3 and Phase 4 products that we’ve had in a very long time. And it really - it’s across multiple product categories and it’s also across both the manufacturer’s chemical facility and the CRI Tolling facility. So at the end of the day, we’re expecting an increase in volume year-over-year. That’s fairly minimal. It’s probably within about a 2% pickup. But we do expect that the margin associated with that new business is going to increase our gross profit margins closer to 10% year-over-year.

Q:    Okay, great. Last question from me I - Craig, I know last year, I know, it’s hard to talk about peak when we’re so close to the trough. But last year, I think, you had a view that the business was capable when conditions normalized of doing closer to $30 million EBITDA and your guidance was just a little more than half of that this year, hopefully that would be the trough. Has anything been impaired about the business that would change that view? I know the goodwill impairment you take is, as you said, more stock price related than anything else. But has anything changed about your view around that $30 million?

A:    No, Kevin, not at all. We still feel very strongly that in a more normalized environment, where let’s say WTI prices are in the $60 to $65 range, we’ll see good business, both in our tank storage operation and in our seamless carbon pipe and tube business. As far as nickel goes, yes, nickel was 383, 385 this morning. We’ve had now basically three months, where nickel has been pretty stable. And if that continues for three more months then we’ve got kind of the six-month lead time between when we buy raw material when it goes out of the door as finished pipe, we’ll be in a position at that point, where the inventory losses that have been so tough on the business in 2015 that they should start going away. So the - I think we’ve conditioned the investment community on adjusted EBITDA and the add-back of those inventory losses. But also keep in mind that’s a real $8 million of cash that the business doesn’t have available to it now because of those inventory losses. So we expect, at least, at this level, that nickel is hopefully now on a pattern, where it can’t go any lower in three months from now, we’ll be out of the sting of that inventory loss.

Q:    And just finally, the hedging you mentioned in the release, is that - how new is that hedging program?

A:    We - this is Dennis. We started effective January 1, for any commitments we make in 2016 going forward, so very new.

Q:    Okay. But you feel good about how you’re hedged now on nickel, even if it were to go even lower?

A:    Yes, in line with discussions with our management and Board, we decided to go that route on a non-cost collared basis to cover against extraordinary further declines. But to allow us obviously to take some upside on the new commitments that we are making, just in total transparency, the amount of inventory we had at the end of the year continues to be unhedged and that will move with the market.

Q:    Okay. Okay, great. Thank you.

OPERATOR:    Thank you. [Operator Instructions] And our next question comes from Bill Dezellem from Tieton Capital Management. Your line is now open.

Q:    Thank you. Relative to the heavy wall plant startup, what are you anticipating in terms of cost associated with that?

A:    Bill, this is Craig. I’d say that the outside of the capitalized cost bringing folks over to help with the training and stuff like that, the plan because of - if you think about it, we run heavy wall pipe now, it’s just a smaller thicknesses. So it’s the same process. So the plan really in terms of training folks is instead of when an order comes in that we would have - in the past run on the smaller press, would just take it up the hill and actually run it on the larger press with people coming from downhill up to the new shop to do that. So we don’t anticipate any significant cost in doing that. In fact because of the efficiency of a larger press, we may actually pickup some labor productivity gains by doing the training on that new machine.

Q:    And you had mentioned - thank you. And you had mentioned that the contribution - revenue contribution would begin in the second-half of the year. Do you have a forecast what that dollar amount will be at this point?

A:    Well, we - as I mentioned to Kevin, I think it’s in the $5 million range. Yes, we believe that market in a normal environment is probably in a $175 million a year for the heavy wall thickness pipe. And we’ve kind of forecasted over the next three years to be able to capture about 10% of that market. So we believe it’s $17.5 million to $20 million opportunity for BRISMET and the EBITDA margins on that at that level are probably were $3.5 million to $4 million to us.

Q:    Great. Thank you very much.

OPERATOR: Thank you. Our next question comes from Charles Gold from Scott & Stringfellow. Your line is now open.

Q:    Hi, Craig.

A:    Hi, Charles.

Q:    What is your posture on the share repurchase now?

A:    We - I guess our window opens back up again, Wednesday. And we continue to believe obviously that the stock is undervalued at $8 or sub $8. So that’s certainly something that we will continue to look to take advantage of when there’s volume available. I guess, the volume has been pretty light over the last couple of weeks. But, yes, no question, we believe that the share price remains depressed and undervalued, and we’d like to take advantage of that when we can.

Q:    And I think, Dennis, probably answered my other question about hedging. You’ve got the upside on the current inventory, is that correct?

A:    Upside and downside, yes, it’s unhedged.

Q:    Unhedged on the inventory you had at the end of the year…

A:    Correct.

Q:    …and you covered against an extraordinary drop. And on future of inventories, will you leave some room on the upside and if you do approximately what percentage?

A:    The - so the process - the collars are always set at pricing available to us on the day we commit. It’s - but the range that’s typically been plus or minus 15% around the spot price at that moment or the forward price at that moment in time. And as we commit rolling forward, the curves change and so our range changes. So my expectation is with a 15% plus or minus, we’re covering against those extraordinary ones, but also allowing price movements up 15% from where we commit. But over in that five-month period, there might be some exposure, prices jumped up 15% on something that was acquired, but we are talking fairly small quantities at this moment in time. But and we will reevaluate that as we move forward. We thought at this moment in time with the sort of being at the bottom and fairly stable pricing, we are not seeing any volatility. We can certainly open up those ranges, if we see significant volatilities happening on the upside.

Q:    And the contracts last for approximately five months?

A:    Well, that’s our - we’re doing it for our normal A type purchases, which are about a five-month average hold right now. And if there are any specific items committed to that are one, two, and three-month terms, we do contract specifically for those periods.

Q:    Thank you very much and thank you for your diligent work during this very difficult time.

A:    All right Thank you. Thanks, Charles.

OPERATOR: Thank you. And I’m showing no further questions from our phone lines. I’d now like to turn the conference back over to Craig Bram for any closing remarks.

MR. BRAM: We certainly appreciate everybody’s interest in the company, and we will keep you posted going forward.

OPERATOR: Ladies and gentlemen, thank you for participating in today’s conference. This does conclude the program. You may all disconnect. Everyone have a wonderful day.